UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 19, 2006

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 Broken Land Parkway

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 19 and 20, 2006, Fieldstone Investment Corporation (“Fieldstone” or the “Company”) amended four of its repurchase agreements. The agreements are with JPMorgan Chase Bank, N.A., Credit Suisse, New York Branch, Credit Suisse First Boston Mortgage Company LLC, and Lehman Brothers Bank, FSB. The JPMorgan and Credit Suisse amendments lower the adjusted tangible net worth covenant through January 31, 2007 from $400 million to $365 million and each of the amendments lowers the profitability covenant in the respective repurchase agreements to provide that the operating loss that Fieldstone has forecasted it will incur for the final six months of 2006 will not result in a breach of any of these four repurchase agreements. The adjusted tangible net worth covenant through January 31, 2007 under the Lehman Brothers repurchase agreement was not amended and remains $250 million.

The foregoing description of the amendments is qualified in its entirety by the amendments, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 21, 2006, Fieldstone Mortgage Investment Corporation (“FMIC”), a wholly owned subsidiary of Fieldstone, closed a securitization and the related private offering under Rule 144A of the Securities Act of 1933 of approximately $178 million of notes by Fieldstone Mortgage Investment Trust, Series 2006-S1 (the “Trust”). The securitization involved the issuance of one class of senior notes and nine classes of subordinated notes. The Company retained the Class M6, B1, B2 and B3 notes, which represent approximately $13.3 million in principal amount. The securitization is structured as an on-balance sheet financing. The notes not retained by the Company are treated as debt for both tax and financial reporting purposes. All of the notes represent obligations of the Trust.

The securitization features credit enhancement in the form of excess interest (including net swap receipts received from the swap counterparty under an interest rate swap agreement), overcollateralization, and subordination. The initial level of overcollateralization for the notes is approximately $16.1 million, or approximately 8.30% of the aggregate balance of the mortgage loans on December 1, 2006. In addition, the Company has made certain representations and warranties concerning the mortgage loans securing the notes. In the event of a breach of a representation or warranty with respect to a mortgage loan, the Company may be required either to repurchase such mortgage loan from the Trust or, under certain circumstances, to substitute a mortgage loan having characteristics substantially similar to the mortgage loan subject to the breach of the representation or warranty.

A copy of the press release announcing this securitization transaction is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Waiver and Third Amendment, dated as of December 19, 2006, to the Second Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of December 29, 2004, as amended, by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and Lehman Brothers Bank, FSB.

10.2	Amendment No. 1, dated as of December 20, 2006, to the Amended and Restated Master Repurchase Agreement dated as of November 14, 2006 by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and Credit Suisse, New York Branch.

10.3	Amendment No 1, dated as of December 20, 2006, to the Master Repurchase Agreement dated as of July 14, 2006, as amended, by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and JPMorgan Chase Bank, N.A.

10.4	Amendment No. 5, dated as of December 20, 2006, to the Second Amended and Restated Master Repurchase Agreement dated as of March 31, 2005, as amended, by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and Credit Suisse First Boston Mortgage Capital LLC.

99.1	Press release dated December 21, 2006 announcing closing of $178 million asset-backed securitization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: December 22, 2006	By:	/s/ Michael J. Sonnenfeld
Michael J. Sonnenfeld
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Waiver and Third Amendment, dated as of December 19, 2006, to the Second Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of December 29, 2004, as amended, by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and Lehman Brothers Bank, FSB.

10.2	Amendment No. 1, dated as of December 20, 2006, to the Amended and Restated Master Repurchase Agreement dated as of November 14, 2006 by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and Credit Suisse, New York Branch.

10.3	Amendment No. 1, dated as of December 20, 2006, to the Master Repurchase Agreement dated as of July 14, 2006, as amended, by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and JPMorgan Chase Bank, N.A.

10.4	Amendment No. 5, dated as of December 20, 2006, to the Second Amended and Restated Master Repurchase Agreement dated as of March 31, 2005, as amended, by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and Credit Suisse First Boston Mortgage Capital LLC.

99.1	Press release dated December 21, 2006 announcing closing of $178 million asset-backed securitization.